Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of June 29, 2009 (this “Supplemental Indenture”), between CINEMARK, INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), to the Indenture, dated as of March 31, 2004 (the “Indenture”), between the Company and the Trustee.
     WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture providing for the issuance of the Company’s 9 3/4% Senior Discount Notes due 2014 (the “Notes”);
     WHEREAS, there are now outstanding under the Indenture, Notes in the aggregate principal amount at maturity of $419,403,000;
     WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with the written consent of the Holders of at least a majority in aggregate principal amount at maturity of the Notes then outstanding (the “Requisite Consents”), enter into a supplemental indenture for the purpose of amending the Indenture, including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase, of the Notes;
     WHEREAS, the Company has offered (the “Offer”) to purchase for cash all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated June 15, 2009, as the same may be amended, supplemented or modified (the “Statement”);
     WHEREAS, the Company has received and delivered to the Trustee the Requisite Consents to effect the proposed amendments described in the Statement;
     WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture and has requested that the Trustee join the Company in the execution of this Supplemental Indenture; and
     WHEREAS, all other acts and proceedings required by law, by the Indenture and by the certificate of incorporation and by-laws of the Company to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee hereby agree as follows:
ARTICLE I
AMENDMENTS TO INDENTURE
     Section 1.01 Amendments to Articles Four, Five and Six. Upon written notification to the Trustee by the Company on June 29, 2009 (the “Early Settlement Date”) that the

Company has accepted for purchase and payment pursuant to the Offer all of the Notes validly tendered at or prior to 5:00 p.m., New York City time, on June 26, 2009 in accordance with the terms and conditions set forth in the Statement (without further act by any Person):
          (a) the Company shall be released from its obligations under the following sections of the Indenture: Section 4.03 (Reports); clauses (a) and (b) of Section 4.04 (Compliance Certificate); Section 4.05 (Taxes); Section 4.06 (Stay, Extension and Usury Laws); Section 4.07 (Restricted Payments); Section 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries); Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock); Section 4.10 (Asset Sales); Section 4.11 (Transactions with Affiliates); Section 4.12 (Liens); Section 4.13 (Business Activities); Section 4.14 (Corporate Existence); Section 4.15 (Offer to Repurchase upon Change of Control); Section 4.16 (Future Guarantors); Section 4.17 (Designation of Restricted and Unrestricted Subsidiaries); clause (iv) of Section 5.01 (Merger, Consolidation, or Sale of Assets) and Section 5.02 (Successor Corporation Substituted);
          (b) failure to comply with the terms of any of the foregoing sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;
          (c) the occurrence of the events described in Sections 6.01(iv), (vi), (vii), (viii) and, with respect to Significant Subsidiaries only, (ix) of the Indenture shall no longer constitute Events of Default;
          (d) Sections 8.04(c), (d), (e), (f), (g) and (h) of the Indenture are hereby deleted in their entirety and any other conditions limiting a legal defeasance or a covenant defeasance set forth in the Indenture or the Notes (other than Sections 8.04(a) and (b) of the Indenture) are hereby deleted; and
          (e) all definitions set forth in Section 1.01 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby shall be deleted in their entirety and all references to sections of the Indenture that are used exclusively in the text of the Indenture that are being otherwise eliminated by this Supplemental Indenture shall be deleted in their entirety.
ARTICLE II
MISCELLANEOUS
     Section 2.01 Instruments To Be Read Together. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.
     Section 2.02 Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.
     Section 2.03 Terms Defined. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

     Section 2.04 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by the Trust Indenture Act of 1939, as amended, shall control.
     Section 2.05 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.
     Section 2.06 Governing Law. The laws of the State of New York shall govern this Supplemental Indenture.
     Section 2.07 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     Section 2.08 Effectiveness; Termination. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Sections 9.02 and 9.06 of the Indenture; provided, that the amendments to the Indenture set forth in Section 1.01 of this Supplemental Indenture shall become operative on the Early Settlement Date as specified in Section 1.01 hereof. Prior to the Early Settlement Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee.
     Section 2.09 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
     Section 2.10 Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
     Section 2.11 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:
“Effective as of June 29, 2009, certain restrictive covenants of the Company and certain of the Events of Default and other provisions have been deleted, as provided in the Supplemental Indenture, dated as of June 29, 2009. Reference is hereby made to such Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

CINEMARK, INC.
By:	/s/ Michael D. Cavalier
	Name:	Michael D. Cavalier
	Title:	Senior Vice President-General Counsel

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (formerly known as The Bank of New York Trust Company, N.A.)
By:	/s/ Mauri J. Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President

Signature Page — Supplemental Indenture-9 3/4% Discount Notes